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[LETTERHEAD]

FOR IMMEDIATE RELEASE

                                                                NEWS RELEASE

CONTACT:  Jim Knighton
          Vice President, Investor Relations
          510-923-6055




         CHIRON COMPLETES SALE OF CHIRON VISION CORPORATION TO BAUSCH & LOMB Chiron Vision Becomes Part Of New Bausch & Lomb Surgical Business Unit

EMERYVILLE, CA, December 30, 1997 - Chiron Corporation (NASDAQ: CHIR) today announced it has completed the $300 million cash sale of Chiron Vision Corporation to Bausch & Lomb. The completion of the transaction comes a little more than two months after the two companies signed a definitive agreement enabling the divestiture.

"We are pleased to transfer a highly developed global business segment to a company whose industry expertise will maximize the opportunities for the continued growth and success of Chiron Vision," commented Edward E. Penhoet, President and Chief Executive Officer of Chiron Corporation. "Through this strategic divestiture, Chiron continues to streamline its operations and sharpen its focus on its core capabilities and its tripartite strategy - the prevention, diagnosis and treatment of targeted diseases."

Chiron Vision, formerly owned by Chiron Corporation, will become part of the new Bausch & Lomb Surgical business unit. Chiron Vision researches, develops and manufactures innovative products that improve results in cataract and refractive surgery, and the treatment of progressive eye diseases. Its product portfolio includes microkeratomes and blades for LASIK refractive surgery; and advanced excimer laser with a built-in LASIK workstation for refractive surgery; equipment and viscoelastics for cataract surgery; PMMA and foldable intraocular lenses (IOLs); and the Vitrasert Implant, the first drug delivery system to provide local, sustained therapy for the treatment of cytomegalovirus retinitis
(CMV) in people with AIDS.

Chiron Corporation, headquartered in Emeryville, California, is a science-driven, market-directed healthcare company that combines diagnostic, vaccine and therapeutic strategies to control diseases such as AIDS, hepatitis, cardiovascular disease and cancers in which Chiron has a core expertise.
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This press release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Chiron Corporation. Such statements involve a number of risks and uncertainties including those concerning economic conditions, product development and introduction, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of the restructuring effort in reducing costs and expenses of manufacturing processes and administrative functions, as well as the risk factors listed from time to time in the company's SEC filings, including but not limited to the Report on Form 10-Q for the quarter ended September 30, 1997.
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